Consent of Independent Certified Public Accountants
              ___________________________________________________


The Board of Directors
Technology Research Corporation:

We consent to incorporation by reference in the registration statements (No. 33-62379 and No. 33-62397) on Form S-8 of Technology Research Corporation of our report dated April 26, 1996, relating to the balance sheets of Technology Research Corporation as of March 31, 1996, and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and related schedule, which report appears in the March 31, 1996, annual report on Form 10-K of Technology Research Corporation.


KPMG Peat Marwick LLP


St. Petersburg, Florida
July 1, 1996